Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-161897 and 333-156097 on Form S-3 and Registration Statement Nos. 333-20191, 333-51143, 333-46588, 333-81242, 333-119329, and 333-185154 on Form S-8 of our reports dated December 2, 2015, relating to the consolidated financial statements of Washington Federal, Inc., and the effectiveness of Washington Federal, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Washington Federal, Inc. for the year ended September 30, 2015.

/s/ Deloitte & Touche LLP
Seattle, Washington
December 2, 2015